Exhibit 5

[O'Melveny Letterhead]
January 24, 2018
CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98121

Re:	Registration of Securities of CTI BioPharma Corp.
Ladies and Gentlemen:
In connection with the registration of up to 1,120,000 shares of Common Stock of CTI BioPharma Corp., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), and additional preferred stock purchase rights pursuant to the Shareholder Rights Agreement, dated as of December 28, 2009 and as subsequently amended, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights”), under the Securities Act of 1933, as amended, pursuant to a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares and related Rights to be issued or delivered pursuant to the Stock Option Agreement, dated as of March 20, 2017, by and between the Company and Adam Craig (the “Option Agreement”), you have requested our opinion set forth below.
In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.
On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares and related Rights have been duly authorized by all necessary corporate action on the part of the Company;

(2)
when issued in accordance with such authorization, the provisions of the Option Agreement and relevant agreements duly authorized by and in accordance with the terms of the Option Agreement, and upon payment for and delivery of the Shares as contemplated in accordance with the Option Agreement, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable; and

(3)	when issued in accordance with such authorization, the provisions of the Option Agreement and relevant agreements duly authorized by and in accordance with the terms

Exhibit 5

of the Option Agreement, the Rights that accompany such shares of Common Stock will be validly issued.
We consent to your filing this opinion as an exhibit to the Registration Statement.
Respectfully submitted,
/s/ O'Melveny & Myers